Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 3 to the Registration Statement on Form S-1 of our report dated March 17, 2016 relating to the consolidated financial statements of Bionik Laboratories Corp. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity (deficiency) and cash flows for the year ended December 31, 2015 and nine month period ended December 31, 2014. We additionally consent to the reference to our firm under the heading “Experts” in the Amendment No. 3 to the Registration Statement on Form S-1.

Signed:

Mississauga, Ontario

May 13, 2016

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